Exhibit 10.11

Multi-Party Blocked Account Agreement (“Agreement”)

Dated as of

June 24, 2003

among

The Old Evangeline Downs, L.L.C. (“Customer”),

Wells Fargo Foothill, Inc. (“SP1”)

U.S. Bank National Association (“SP2”)

and

Bank One, NA (“Bank One”)

The Customer maintains demand deposit accounts at Bank One with the following numbers: #7101361681; #7107060002; #1584973422; #7107267731; #7101267723; #7101267693; #7101267707; #1589600871; and #7001008110 (collectively, the “Account”) into which Account checks and other items of payment (“Items”) are deposited.

The Customer is a party to (i) a Loan and Security Agreement dated as of June 24, 2003, among the Customer, The Old Evangeline Downs Capital Corp. and SP1 (SP1 and SP2, collectively, the “Secured Parties”) and (ii) a Pledge and Security Agreement dated as of February 25, 2003 among the Customer, The Old Evangeline Downs Capital Corp. and SP2, in each case, whereby the Customer has granted to SP1 and SP2, respectively, security interests (collectively, the “Security Interests”) in the Items and the Account. Customer, the Secured Parties and Bank One are entering into this Agreement to perfect the Security Interests in the Items and the Account. Subject to the terms of this Agreement, Bank One recognizes the perfected Security Interests in the Items and the Account.

1. Account. As used in this Agreement, “Notice Party” means (a) SP1 at all times prior to the date on which a Notice of Termination is received by Bank One from SP1 pursuant to Section 22(b), and (b) SP2 at all times thereafter. For the avoidance of doubt, there shall at no time be more than one Notice Party. Until such time as Bank One shall have received notice from the Notice Party in a Timely Manner, funds on deposit from time to time in the Account shall be disbursed as the Customer may direct. As used in this Agreement, “Timely Manner” means receipt of the relevant notice, notice revocation or instruction at a time and in a manner affording Bank One a reasonable opportunity to act thereon. After Bank One has received a notice or any instructions originated by the Notice Party directing the disposition of funds in the Account, and until such time as Bank One has received contrary notice from the Notice Party:

(a) Bank One shall comply with such instructions without further consent by Customer or any other person. The Notice Party shall have the exclusive right to direct and provide instructions to Bank One as to the disposition of all amounts then or thereafter deposited in the Account, and Bank One shall not comply with any instruction from the Customer in connection with the Account unless consented to in writing by the Notice Party and received by Bank One in a Timely Manner;

(b) Bank One, subject to its applicable availability policy in effect from time to time, will transfer on each banking day all immediately available funds on deposit in the Account by wire transfer, or other method of transfer mutually agreeable to Bank One and the Notice Party, as the Notice Party may from time to time direct Bank One in accordance with Bank One’s usual and customary procedures for funds transfers; and

(c) The Customer agrees it shall not make any attempt to access the Account or funds therein.

2. Reliance Upon Instructions. The Customer and the Notice Party, as the case may be, are responsible (severally and not jointly to the extent applicable to it) for, and Bank One may rely upon, the contents of any notice or instructions that Bank One reasonably believes in good faith to be from the Customer or Notice Party, as the case may be, without any independent investigation. To the extent commercially reasonable and consistent with Bank One’s current practice, Bank One shall have no duty to inquire into the authority of the person in giving such notice or instruction.

3. Information. Bank One will from time to time provide to Customer information regarding the Account. For an additional fee, Bank One will provide certain duplicate information as may be reasonably requested by the Secured Parties.

4. Financing Documents. Bank One shall not be deemed to have any knowledge (imputed or otherwise) of: (a) any of the terms or conditions of any security agreement or any document referred to therein or relating to any financing arrangement between the Customer, and the Secured Parties, or any breach thereof, or (b) any occurrence or existence of a default. Bank One has no obligation to inform any person of such breach or to take any action in connection with any of the foregoing, except such actions regarding the Account as are specified in this Agreement. Bank One is not responsible for the enforceability or validity of the Security Interests in the Items and the Account.

5. Set-Off. The Customer and the Secured Parties authorize Bank One to debit the Account, from time to time, for: (a) Items, including, without limitation, any automated clearinghouse transactions which are returned for any reason; and (b) any amount then due from the Customer or the Secured Parties to Bank One under this Agreement or related to the Items, the Account and the services provided hereunder and the Account, provided Bank One advises the Customer and the Secured Parties of the amount thereof in accordance with Bank One’s then current practice. Subject to the terms of this Agreement, Bank One agrees that each of the Security Interests is superior to any right of set-off, security interest or other lien which Bank One might otherwise have in the Items or the Account.

6. Rules. Use of the services provided pursuant to this Agreement is subject to all applicable laws, regulations, rules and funds transfer systems and clearing arrangements, whether or not Bank One is a party to them (“Rules”). Funds will be made available pursuant to the Rules and Bank One’s applicable availability policies.

7. Recording Conversations. Customer, the Secured Parties or Bank One may record, store and use all telephone conversations and data transmissions.

8. Charges and Fees. The Customer will pay Bank One’s charges and fees applicable to this service as specified in writing or as otherwise agreed by the Customer and Bank One and such charges and fees may be charged directly against the Account.

9. Liability. Bank One will be liable only for direct damages if it fails to exercise ordinary care. Bank One shall be deemed to have exercised ordinary care if its action or failure to act is in conformity with general banking usages or is otherwise a commercially reasonable practice of the banking industry. Bank One shall not be liable for any special, indirect or consequential damages, even if it has been advised of the possibility of such damages.

10. Indemnification. The Customer agrees to indemnify Bank One for, and hold Bank One harmless from, all claims, demands, losses, liabilities and expenses, including reasonable legal fees and expenses, resulting from or with respect to this Agreement, the Items, the Account and the services provided hereunder, including, without limitation: (a) any action taken, or not taken, by Bank One in regard thereto in accordance with the terms of this Agreement; (b) Items, including, without limitation, any automated clearinghouse transactions, which are returned for any reason, and any adjustments; and (c) any failure of the Customer to pay any invoice or charge of Bank One for services in respect to this Agreement, the Items, the Account or any amount owing to Bank One from the Customer with respect thereto or to the service provided hereunder. To the extent of such indemnity, the Customer and the Secured Parties agree that Bank One shall have set-off rights against the Account. The Notice Party agrees to reimburse Bank One for any amounts described in subsections (b) and (c) of this Section in the event and to the extent that there are

Bank One	Multi-Party Blocked Account Agreement (04-02) (Requires Default Notice)

insufficient funds in the Account to cover any amounts described in subsections (b) and (c) of this Section after receiving notice from the Notice Party pursuant to Section 1, solely to the extent of the amounts received by the Notice Party from the Account. Any amount due under this indemnity that remains unpaid for thirty (30) days after notice hereof shall bear interest at the federal funds rate from the date of the notice to the date of payment. This indemnity shall survive the termination of this Agreement.

11. Failure to Perform. None of the Customer, Secured Parties or Bank One will be liable for any failure to perform its obligations when the failure arises out of causes beyond its control, including, without limitation, an act of a governmental regulatory/authority, an act of God, accident, equipment failure, labor disputes or system failure, provided it has exercised such diligence as the circumstances require. As between Customer and Secured Parties, if any conflict exists between this Section 11 and any of the security agreements referred to in the recitals hereto, the provisions of such security agreement shall govern.

12. Governing Law. The Secured Parties, Customer and Bank One agree that with regard to the specific issues of perfection and priority of the Security Interests only, Bank One’s “jurisdiction,” within the meaning of the Uniform Commercial Code of the State of New York, is the State of New York, while the operations of the Account and the payment of checks and other Items against the Account shall be governed by the laws of the State of Louisiana. Except as set forth above, this Agreement shall be construed in accordance with and governed by the laws of the State of New York and applicable federal laws.

13. No Extension of Credit. Nothing in this Agreement, unless otherwise agreed in writing, or any course of dealing between the Customer, the Secured Parties or Bank One, commits or obligates Bank One to extend any overdraft or other credit to the Customer or the Secured Parties.

14. Credit for Deposits. A receipt or similar document may be provided or made available upon request for all deposits to Customer’s account (except for remote deposits, e.g., lockbox, night depository services). However, the amount on such receipt or similar document is based solely on Customer’s deposit ticket. Credits for all deposits are subject to final verification and, after review, Bank One may make adjustments to Customer’s account for any errors, including any errors appearing on Customer’s deposit ticket, but has no obligation to do so for de minimus discrepancies.

15. Final Posting. Entries received through automated clearing house (“ACH”) may be posted to the Customer’s account. All credits received for deposit (other than FedWire deposits) are provisional, subject to verification and final settlement. Information and data reported pursuant to any Service may be received prior to final posting and confirmation and is subject to correction. Customer agrees that all such data is for informational purposes and is not to be construed as final posting information and that Bank One shall have no liability for the content of payment-related information. If Bank One does not receive final settlement for an ACH entry, Bank One shall be entitled to a refund from the Customer in the amount of the credit to the Customer’s account and the originator will not be considered to have paid the amount of the entry to the Customer. The Rules do not require Bank One to provide the Customer with notice that Bank One has received an ACH entry.

16. Return of Deposits. Bank One may return or refuse to accept all or any part of a deposit or credit to Customer’s account at any time and will not be liable to Customer for doing so even if such action causes outstanding checks to be dishonored and returned or funds transfers to be rejected. Refused deposits will be returned to Customer.

17. Electronic Presentment. Customer acknowledges that its account may be debited on the day an item is presented by electronic or other means, or at an earlier time based on notification received by Bank One that an item drawn on the account has been deposited for collection in another financial institution. A determination of the account balance for purposes of making a decision to dishonor an item

Bank One	Multi-Party Blocked Account Agreement (04-02) (Requires Default Notice)

for insufficiency of available funds may be made at any time between the receipt of such presentment or notice and the time of return of the item, and no more than one such determination need be made.

18. Notice of Unauthorized Transaction and Adverse Claims. Unless the Customer notifies Bank One in writing of any item or debit that is unauthorized, altered, erroneous or otherwise unenforceable against the Customer within twenty-one (21) days after Bank One sends or makes available to the Customer a statement or other notice describing the item or debit, the Customer shall be barred from making any claims against Bank One in connection with such item or debit. Except for the claims and interest of the Secured Parties and the Customer in the Account, Bank One does not know of any lien on or claim to, or interest in, the Account. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Account, Bank One will promptly notify the Secured Parties and the Customer thereof.

19. Account. Each of Customer’s accounts will consist of two sub-accounts: a demand deposit sub-account and a non-interest bearing money market deposit sub-account (collectively referred to as “Account”). Subject to federal regulations, balances will be transferred by Bank One from the money market sub-account to the demand deposit sub-account to pay checks, debits or other items drawn on your Account. This change will occur solely on the books of Bank One and will not affect Customer’s Account balances or use of the Account. Customer will continue to have access to all of its available funds, as it does today. Because we are required by law, Bank One reserves the right to require seven days’ prior notice of any withdrawal from Customer’s money market sub-account; however, we do not presently exercise it.

20. Amendments and Waivers. This Agreement may be amended or waived only in writing signed by the Customer, the Secured Parties and Bank One.

21. Assignment. Customer may not assign or transfer any of its rights or obligations under this Agreement. Bank One may assign or transfer its rights and obligations to any subsidiary of BANK ONE CORPORATION or any successor thereto. This Agreement shall bind the respective successors and assigns of the parties and shall inure to the benefit of their respective successors and assigns.

22. Termination. (a) Bank One, upon thirty (30) days notice to each of the other parties, may terminate this Agreement. Any claim or cause of action of any party against any other relating to this Agreement which existed at the time of termination shall survive the termination. All mail received after the date specified in such notice shall be returned by Bank One to the applicable Secured Party by first class mail or such other means mutually agreeable to such Secured Party and Bank One.

(b) Except as provided in the foregoing paragraph (a), this Agreement shall remain in effect until receipt by Bank One of written notices from each of the Secured Parties in substantially the form of Exhibit A hereto (a “Notice of Termination”). The rights and powers granted to each of the Secured Parties in this Agreement are powers coupled with an interest and will not be affected by the insolvency or bankruptcy of Customer nor by the lapse of time. This Agreement shall terminate with respect to SP1, but shall remain in effect with respect to Bank One, Customer and SP2, upon receipt by Bank One (with a copy to SP2) of a Notice of Termination signed by SP1. This Agreement shall terminate with respect to SP2, but shall remain in effect with respect to Bank One, Customer and SP1, upon receipt by Bank One (with a copy to SP1) of a Notice of Termination from SP2. The termination of this Agreement shall not terminate the Account or alter the obligations of Bank One to Customer pursuant to any other agreement with respect to the Account.

23. Entire Agreement. This Agreement constitutes the entire agreement and understanding, and supersedes all prior agreements and understandings, between the Customer, the Secured Parties and Bank One relating to the services provided pursuant to this Agreement as of the date of this Agreement.

Bank One	Multi-Party Blocked Account Agreement (04-02) (Requires Default Notice)

24. Notices. Any notices given pursuant to this Agreement shall be given by any commercially reasonable means and all notices shall be effective when received. Each written notice shall be addressed to the relevant address appearing below or at another address specified in a written notice by one party to the other.

If to Customer:

The Old Evangeline Downs, L.L.C.

P.O. Box 90270

Lafayette, LA 70509-0270

Attn: Michael S. Luzich

Telecopier No.: (702) 247-6822

If to SP1:

Wells Fargo Foothill, Inc.

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Attn: SFG

Telecopier No.: (310) 454-7442

If to SP2:

U.S. Bank National Association

180 East 5th Street

St. Paul, MN 55101

Attention: Corporate Trust Department

Telecopier No.: (651) 244-0711

If to Bank One:

Bank One, NA

Commercial Banking Group

Mail Code LA2-7416

P.O. Box 3248

Lafayette, LA 70502-3248

Attention: Jamie Futch, Client Services

Telecopier No.: (337) 265-3248

25. Counterparts. This Agreement may be executed by the Secured Parties, the Customer and Bank One individually or in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[signature pages follow]

Bank One	Multi-Party Blocked Account Agreement (04-02) (Requires Default Notice)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first set forth above.

BANK ONE, NA

By:	/s/ Mary B. Pellesin
Title:	Vice President

Bank One	Multi-Party Blocked Account Agreement (04-02) (Requires Default Notice)

CUSTOMER:

THE OLD EVANGELINE DOWNS, L.L.C.

By:	/s/ Michael Luzich
Title:	President

Bank One	Multi-Party Blocked Account Agreement (04-02) (Requires Default Notice)

SP1:

WELLS FARGO FOOTHILL, INC.

By:	/s/ Rhonda R. Noell
Title:	SVP

SP2:

U.S. BANK NATIONAL ASSOCIATION, solely in its capacity as Trustee (and not individually)

By:	Lori Ann Rosenberg
Title:	Assistant Vice President

Bank One	Multi-Party Blocked Account Agreement (04-02) (Requires Default Notice)